                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-64536

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 22, 2001

PROSPECTUS
----------

                                  CARDIMA, INC.

                                18,795,072 Shares

                                  Common Stock

                             ----------------------


     This Prospectus Supplement supplements and amends the Prospectus dated August 22, 2001 relating to the resale of up to 18,795,092 shares of our common stock.

     Our common stock is currently listed on the Nasdaq SmallCap Market under the symbol "CRDM." On November 26, 2001, the last bid price for our common stock on the Nasdaq SmallCap Market was $1.87.

                             ----------------------

     This Prospectus Supplement should be read in conjunction with the Prospectus dated August 22, 2001, which is to be delivered with the Prospectus Supplement. All Capitalized terms used but not defined in the Prospectus Supplement shall have the meanings given them in the Prospectus.

     The share information appearing under the heading "Prospectus" in the Prospectus and all other references to the number of shares registered under the Prospectus is superseded in part by the information below:

                                18,795,072 Shares
                                  Common Stock

     On May 3, 2001, we entered into agreements with investors to sell an aggregate of 11,746,916 shares of our common stock at a price of $0.58 per share, for an aggregate purchase price of $6,813,211. In addition, we issued warrants to purchase 5,873,465 shares of our common stock at an exercise price of $0.87 per share. We issued these shares and warrants to the investors on that date. The warrants will be exercisable beginning on November 3, 2001 and will be reduced on a share-by-share basis to the extent that an investor sells our common stock or other of our securities during the six-month period between May 3, 2001 and November 3, 2001. We may redeem the warrants for a price of $0.001 per share of common stock if the average closing price per share of our common stock has been at least $1.16 (as adjusted for subsequent stock splits and the like) for fifteen consecutive trading days. The shares issued under the agreements were offered through a placement agent, AmeriCal Securities, Inc., for which services we paid to the placement agent a fee of $510,988 and a warrant to acquire 1,174,691 shares of our common stock at an exercise price of $0.638 per share. This prospectus covers the resale by the selling stockholders of up to 18,795,072 shares, which includes the number of shares of our common stock underlying the warrants issued pursuant to the agreements and to the placement agent.

     The information appearing under the heading "Selling Stockholders" in the Prospectus is superseded in part by the information below:

                                                    Shares of Common                     Percentage of
                                                         Stock             Number of      Common Stock
                                                   Beneficially Owned   Warrant Shares    Held Before
                                                    As of the Date       Beneficially       Sale of
              Selling Stockholder                        Hereof            Owned(1)       Common Stock
-------------------------------------------------  ------------------  ---------------   --------------
Active Site Partners, L.P. ......................         344,828           172,414           1.03%
Band & Co. ......................................       2,187,931         1,093,966           6.55%
Biotechnology Development Fund II, L.P. .........         862,069           431,035           2.58%
Clarion Capital Corporation .....................         344,900           172,450           1.03%
EDJ Limited .....................................         172,414            86,207             *
Charles Engelberg (2) ...........................          86,207           547,711             *
Claire Engelberg ................................          86,207            43,104             *
Exchange Bank Trustee Redwood Regional Medical
    Group PSP FBO Allan Fishbein ................          86,200            43,100             *
Herbert C.V. Feinstein ..........................          43,103            21,552             *
Jacob Feinstein Trustee for the Jacob and Gloria
    Feinstein Revocable Living Trust A Dated
    09-18-92 ....................................          43,103            21,552             *
Richard F. Gaston ...............................          86,207           366,509(3)          *
Mark Adam Gelman and Ingrid E. Gelman ...........          43,103            21,552             *

                                                    Shares of Common                     Percentage of
                                                         Stock             Number of      Common Stock
                                                   Beneficially Owned   Warrant Shares    Held Before
                                                    As of the Date       Beneficially       Sale of
              Selling Stockholder                        Hereof            Owned(1)       Common Stock
-------------------------------------------------  ------------------  ---------------   --------------
Hollis Capital Partners .........................         172,414            86,207             *
John R. Hillsman ................................          86,207            43,104             *
Katz Family Trust, Daniel S. Katz, Trustee ......          86,207            43,104             *
Rose Krans ......................................               0            50,000(3)          *
Daniel Lee ......................................         172,414            86,207             *
Victor S. Lee ...................................         258,621           129,311             *
Nai Ping Leung ..................................               0            96,679(3)          *
Marksman Partners, L.P. .........................         344,828           172,414           1.03%
Bernard McDermott Roth IRA ......................         671,034           215,517           2.01%
Joyce McDermott Roth IRA ........................         672,134           215,517           2.01%
Qing Mei ........................................               0            50,000(3)          *
Nelson Capital Corporation ......................         172,414            86,207             *
The Leonard and Dena Oppenheim Revocable Trust
    dated 1/6/00 ................................         344,828           172,414           1.03%
Orion BioMedical Fund, LP .......................       1,699,655           849,828           5.09%
Orion BioMedical Offshore Fund, LP ..............         369,310           184,655           1.11%
Patriot Group, L.P. .............................         197,414            86,207             *
Porter Partners, L.P. ...........................         172,414            86,207             *
Richtime Management Limited .....................       2,188,143         1,094,072           6.55%
Willie Tan ......................................               0            50,000(3)          *
Tryphon Fund, Inc. ..............................         172,500            86,250             *
Michael Kit Yap .................................               0           100,000(3)          *
Kenneth S. Yamamoto MD Target Benefit Pension
    Plan ........................................          86,207            43,104             *

------------
 *   Represents less than one percent.

(1) Represents shares underlying unexercised warrants to acquire our common stock at a price per share of $0.87. The warrants will not be exercisable until November 3, 2001 and therefore will not be deemed beneficially owned within the rules of the Securities and Exchange Commission until September 3, 2001.

(2) Includes 504,607 shares held by Charles and Becky Engelberg, as to which Mr. Engelberg has shared investment and voting power.

(3) AmeriCal Securities, Inc. acted as placement agent for the issuance of the securities being offered by this prospectus and received as part of its compensation a warrant to acquire 1,174,691 shares of our common stock at an exercise price of $0.638 per share. AmeriCal Securities instructed us to issue the warrant to the following individuals: Charles and Becky Engelberg, Richard Gaston, Rose Krans, Nai Ping Leung, Qing Mei, Willie Tan and Michael Kit Yap.

     Investing in our common stock involves a high degree of risk. You should carefully read and consider the "Risk Factors" beginning on page 2 of the Prospectus.

                             ----------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                             ----------------------

           The date of this Prospectus Supplement is November 28, 2001